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                               SENIOR SECURED NOTE


$____________________                             Dated: _____ __, 1997


            FOR VALUE RECEIVED, PACIFIC RIM ENTERTAINMENT, INC., a Delaware corporation ("Maker"), promises to pay to the order of __________________ ("Payee") with an address of _____________________________________, the principal sum of __________________________________ Dollars
($_________________), lawful money of the United States of America, together with interest accrued thereon, at the rate and on the terms set forth below:

            1.    Payment of Interest and Principal.

                  (a) Payment of Interest. Interest on the unpaid principal amount of this Note shall accrue at a rate equal ten percent (10%) per annum. Accrued interest shall be added to the unpaid principal balance as specified herein; provided, however, that for purposes of calculating the amount of interest which shall accrue on the unpaid principal balance, interest then accrued to date shall not be considered part of the unpaid principal balance under this Note.

                  (b) Payment of Principal. The unpaid principal balance under the Note together with all accrued and unpaid interest on the unpaid principal balance shall be paid in full on the earlier to occur of (i) the one hundred fiftieth (150) day from the date hereof and (ii) the closing date of a merger, acquisition or sale of all or substantially all of the assets of the Debtor, a consolidation or similar fundamental transaction between the Debtor and an unaffiliated third party with an operating business.

                  (c) Rank of Note; Obligation of Payee to Hold Amounts in Trust. This Note is one of several senior secured notes (collectively with this Note, the "Notes") issued by Maker under a Loan Agreement dated of even date herewith between Maker, Payee and certain other obligees of Maker (the "Loan Agreement"). Each Note is ranked pari passu with each other Note in payment of interest and principal, and payments of interest and principal by Maker under the Notes, including prepayments, if any, shall be made pro rata among each Note in the same proportion that the outstanding principal amount of each Note bears to the outstanding principal amount of each other Note. In the event it is determined that Payee has received payments in respect of interest or principal under this Note which are disproportionately greater than payments of interest or principal made to one or more obligees due in respect of the other Notes (determined in accordance with the immediately preceding sentence), then Payee shall be deemed to have received and shall hold such greater amount solely in trust for the benefit for each of the obligees to whom such excess should inure, and Payee shall forthwith deliver such excess amount to Maker for payment to such other obligees.

                  (d) Prepayment. Maker shall have the right to prepay at any time and from time to time, without penalty or premium, all or any portion of the outstanding principal of the Note, subject to subparagraph 1(c) above. All prepayments of outstanding principal of the Note shall be applied first to accrued interest, and second to unpaid principal due thereunder.




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                  (e) Place of Payment. Maker shall make all payments to Payee at the address of Payee as set forth on the first page of this Note or to such other place or places as Payee, from time to time, shall designate in writing to Maker.

            2. Security Agreement. To secure all of Maker's obligations under the Notes and the Loan Agreement, Maker has granted to Payee a first lien and security interest in the Collateral, as such term is defined in the Security Agreement of even date herewith between Maker and each payee to whom a Note has been issued (the "Security Agreement"), the terms of which being incorporated herein by reference. The security interest in the Collateral shall be discharged upon payment in full of the indebtedness of the Maker to the Payees under the Notes and the Loan Agreement.

            3. Events of Default; Remedies.

                  (a) Events of Default. The following shall constitute events of default ("Events of Default"):




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                           (i) Maker fails to pay when due any principal,
interest or other sums due hereunder and shall not have remedied such failure within ten (10) days after the date when due.

                           (ii) Maker defaults in the observance or performance
of any condition or covenant contained in this Note, the Loan Agreement, the Warrants being granted to the Payee concurrently herewith (the "Warrants") or the Security Agreement, and Maker shall not have remedied the default within thirty (30) days after receipt of written notice of such default has been given by Payee to Maker. The Loan Agreement, Warrants and Security Agreement are sometimes collectively herein called the "Loan Documents".

                           (iii) The breach by Maker of any warranty or any
misrepresentation contained in this Note or the Loan Documents, and such breach or misrepresentation shall not have been remedied within thirty (30) days after receipt of written notice of such breach has been given by Payee to Maker.

                           (iv) A dissolution or liquidation of Maker shall have
been declared.

                           (v) If Maker shall make an assignment for the benefit
of creditors, or file a voluntary petition under the Bankruptcy Code, as amended, or any other federal or state insolvency law, or apply for or consent to the appointment of a receiver, trustee or custodian of all or part of its property.

                           (vi) If Maker shall file an answer admitting the
jurisdiction of the court and the material allegations of an involuntary petition filed against it under the Bankruptcy Code, as amended, or any other federal or state insolvency law, or shall fail to have such petition dismissed within sixty (60) days after its filing.

                           (vii) If an Order for relief shall be entered
following the filing of an involuntary petition against Maker under the Bankruptcy Code, as amended, or any other federal or state insolvency law, or if an Order shall be entered appointing a receiver, trustee or custodian of all or parts of its property.

                           (viii) If there shall have occurred an Event of
Default under another promissory note issued by Maker under the Loan Agreement.

                  (b) Remedies. In an Event of Default shall occur and be continuing then, in the sole discretion of Payee and without further notice to Maker, the unpaid principal amount and the accrued interest hereunder at the applicable rate specified above until full payment of all amounts due hereunder, and all other sums due by Maker under this Note shall become immediately due and payable without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Maker. In addition, in each case, Payee may recover all costs of suit and other expenses incurred by Payee (including reasonable attorneys' fees) in connection with the collection of any sums due hereunder. In addition to other remedies available to it, Payee may exercise its rights under the Loan Agreement and Security Agreement. The remedies set forth herein shall be in addition to, and not in lieu of, any other additional rights or remedies Payee may have at law or in equity.

            4. Rights Cumulative. The remedies of Payee as provided in this Note shall be cumulative and concurrent; may be pursued singly, successively or together at the sole discretion of Payee, may be exercised as often as occasion for their exercise shall occur; and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of it.

            5. Controlling Law. This Note and all questions relating to its validity, interpretation or performance and enforcement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

            6. Notices. Any notices or other communications required to be delivered hereunder shall be sent or delivered in accordance with the Loan Agreement.



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            7. Binding Nature of Note.  This Note shall be binding upon Maker, and its successors and assigns and shall inure to the benefit of Payee and its successors and assigns.

            8. Modification. This Note may not be modified or amended other than by an agreement in writing signed by Maker and Payee.

            IN WITNESS WHEREOF, Maker, intending to be legally bound, has caused its duly authorized representative to execute and deliver this Note on the date first written above.


                                    PACIFIC RIM ENTERTAINMENT, INC.



Attest:________________       By:_______________________________




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